                                                        EXHIBIT 10.16



                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated October 24, 1995, by and among HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation ("Horizon"); HORIZON ACQUISITION CORP., a Georgia corporation ("Purchaser"); NEOSTAR MEDICAL TECHNOLOGIES, INC., a Delaware corporation ("Seller"); and JOSEPH D. PIKE ("Pike"), THOMAS F. DARDEN, II ("Darden"), LANCE J. BRONNENKANT ("Bronnenkant"), and WILLIAM W. WELLS, as Trustee of the Wells Family Trust ("Wells") (Pike, Darden, Bronnenkant and Wells, collectively, the "Shareholders").

                                    RECITALS:

         A. WHEREAS, Seller is engaged in the business of manufacturing and selling various medical device products, including without limitation catheter and needle products and chronic central venous critical care products and acute central venous critical care products (the "Business");

         B. WHEREAS, Seller conducts its manufacturing operations and the principal operations of the Business at 100 Ross Road, King of Prussia, Pennsylvania 19406 (the "Operations Facility") and operates an administrative facility at 201 North Center Drive, North Brunswick, New Jersey (the "Administration Facility");

         C. WHEREAS, Shareholders are the principal shareholders of Neostar Holdings, Inc., the sole shareholder of Seller ("Holdings");

         D. WHEREAS, Purchaser is a wholly owned subsidiary of Horizon;

         E. WHEREAS, Purchaser has agreed that on the terms and conditions set forth herein, Purchaser will purchase certain assets of Seller, free and clear of all liens, encumbrances and claims of any kind, and will assume certain liabilities of Seller.

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1.       AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.

                  1.1. Transferred Assets. Subject to the terms and conditions and in reliance upon the representations, warranties and covenants herein contained, Purchaser hereby agrees to purchase, and Seller hereby agrees to sell, at Closing (as hereinafter defined), the following described assets of Seller and the Business of Seller (collectively, the "Transferred Assets"):

                           (a) All inventories of Seller (including, without limitation, raw materials, work in process and finished goods (collectively, the "Product Inventory")), and all office supplies, containers and other packaging materials, safety equipment, maintenance supplies and other similar items of Seller (collectively, the


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         "Supplies Inventory"; the Product Inventory and Supplies Inventory
         together referred to herein as the "Inventory"), the Product Inventory being described in the computer printout and/or lists delivered by Seller to Purchaser at the Closing;

                           (b) All prepaid items, deposits and other similar assets of Seller (the "Prepaid Expenses"), including without limitation those items described in the Interim Financial Statements;

                           (c) All accounts and accounts receivable of Seller (the "Accounts Receivable") as described in the computer printout delivered by Seller to Purchaser at the Closing;

                           (d) All furniture, fixtures, machinery and equipment of Seller (the "Fixed Assets"), including without limitation those items located at the Operations Facility or the Administration Facility;

                           (e) All right, title and interest of Seller in and to the Mahurkar License Agreements ("Mahurkar Licenses"), as described on Schedule 1.1(e);

                           (f) All right, title and interest of Seller in leases (including without limitation the lease of the real property and improvements relating to the Operations Facility (the "Operations Facility Lease")), licenses, contracts, agreements, employee secrecy or confidentiality agreements, distribution agreements and all other contracts, written or oral, to which Seller is a party, as listed on
         Schedule 1.1(f) (hereinafter referred to collectively as "Contracts");

                           (g) All patents, patent applications, copyrights, copyright applications, trademarks, and trademark registrations and applications (in each such case, whether registered or to be registered in the United States or elsewhere) owned or licensed by Seller, and each process, invention, trade secret, trade name, computer program and formula, including without limitation items of the type described in this Section 1.1(g) set forth on Schedule 1.1(g);

                           (h) All FDA 510(k) filings and other FDA filings for Seller's products, all product drawings, all product test protocols and results, all biocompatibility data, all customer lists, all computer software, all rights in software used, but not owned, pursuant to license or otherwise (all as listed on Schedule 1.1(h)), sales brochures, medical records, data bases, all books and records, correspondence, production records and any and all confidential information relating to or arising out of the Business;

                           (i) All right, title and interest of Seller in the names "Neostar" and "Neostar Medical Technologies"; and

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                           (j) All other assets of Seller not listed on
         Schedules 1.1(a) through 1.1(h) as set forth on Schedule 1.1(i).

                  1.2. Excluded Assets. The following assets, properties and records of Seller are excluded from the Transferred Assets: The minute book and stock records of Seller and all predecessor corporations to Seller and Seller's rights and interests under any leases for the Administration Facility.

                  1.3. Further Assurances. From time to time after the Closing, Seller will execute and deliver to Purchaser such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other similar instruments as may be reasonably requested by Purchaser or its counsel in order to vest in Purchaser all rights, title and interest of Seller in and to the Transferred Assets and otherwise in order to carry out the purposes and intent of this Agreement. Notwithstanding any provision of this Agreement to the contrary, Seller agrees that prior to the Closing Seller shall not (i) take any action that would cause a material decrease in the value of the good will of Seller, including but not limited to Seller's relationships with each of its customers, or (ii) fail to take any reasonable action of which Seller becomes aware that would prevent a material decrease in such value.

                  1.4. Closing. The closing of the transactions herein contemplated (the "Closing") shall, unless another date, time or place is agreed to by the parties hereto, take place at the office of Purchaser, Atlanta, Georgia at 9:30 p.m., local time, on October 24, 1995 (the "Closing Date").

         2.       LIABILITIES OF SELLER.

                  2.1. Assumption of Liabilities of Seller. In connection with the purchase and sale of the Transferred Assets, it is expressly understood and agreed that Seller shall remain liable for all obligations, responsibilities and liabilities of Seller, whether incurred or accrued in connection with the operation of the Business or otherwise, except only those liabilities and obligations of Seller relating to the Transferred Assets expressly assumed and agreed to be discharged by Purchaser (collectively, the "Assumed Liabilities") under the terms of the Assumption Agreement, in the form attached hereto as Exhibit A, to be executed and delivered at closing. The Assumed Liabilities are those liabilities that are specifically described in Schedule 2.1.

                  2.2. Liabilities Not Assumed by Purchaser. Except for the Assumed Liabilities, Purchaser shall not assume and shall not be liable for any other expense, obligation, responsibility or liability whatsoever (including any contingent liability) of Seller or Holdings, including without limitation any responsibility or liability (a) for federal, state or local income taxes for any period or for any other federal, state or local taxes of any nature, except as provided in Section 2.1 above, relating to Seller, Holdings, the Business or the Transferred Assets; or (b) with respect to any suit, proceeding, arbitration, claim or counterclaim or any actions or occurrences constituting the basis therefor, whether or not such suit, proceeding, arbitration, claim or counterclaim is first asserted before or after the Closing Date, except to the extent such suit, proceeding, arbitration, claim or

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counterclaim involves an Assumed Liability; or (c) for any legal fees, accounting fees or other costs incurred by Seller or Shareholders in connection with the transactions described in this Agreement, or (d) for any liabilities under Seller's or Holding's lease agreement for the Administration Facility; or
(e) with respect to any product defect or liability claim for products that were manufactured and sold by Holdings or by Seller prior to the Closing; or (f) for any indebtedness owed by Seller to Holdings or to the Shareholders of Holdings; or (g) obligations of Seller or Holdings to employees and former employees of Seller or Holdings, including without limitation the obligations described in
Schedule 4.14 hereto excluding, however, severance pay described in Schedule
4.14 hereto for Kim Kulik and David Weaver.

         3.       PURCHASE PRICE.

                  3.1. Purchase Price. Subject to the provisions of this Section 3, the aggregate purchase price ("Purchase Price") for the Transferred Assets shall be Three Million Nine Hundred Sixty-One Thousand Seventeen Dollars ($3,961,017.00), plus the amount of the Assumed Liabilities, and shall be allocated among the Transferred Assets in the manner provided on Schedule 3.1.

                  3.2. Payment of Purchase Price. The Purchase Price shall be paid as follows:

                  (a) At the Closing, Purchaser shall pay to Seller One Million Five Hundred Thousand Dollars ($1,500, 000.00) by bank cashiers check or wire transfer, in immediately available federal funds, in the manner designated by Seller; and

                  (b) A subordinated note in the amount of Two Million Four Hundred Sixty-One Thousand Seventeen Dollars ($2,461,017.00) (the "Note") with' installments payable to Seller in the amounts provided therein. The form of the Note is set forth in Exhibit B to this Agreement. The Note will be secured by a second lien on the Transferred Assets (the "Collateral"), which lien will be subordinated to the indebtedness of Purchaser to Sirrom Capital Corporation ("Sirrom") and Sirrom's first lien on the Transferred Assets, pursuant to security agreements in form and content acceptable to Seller and Purchaser.

                  3.3. Reduction in Indebtedness Under Note and NonCompetition Agreements.

                  (a) The indebtedness represented by the Note and the indebtedness owed under the Non-Competition Agreements will be reduced in the aggregate amount of Five Hundred Thousand Dollars ($500,000.00), in the manner provided in Section 3.3(c) below, in the event that all of the following conditions are not satisfied unless Souerwine is terminated without cause by
Purchaser:

                           (i) David A. Souerwine ("Souerwine") must become an employee of Purchaser as of the Closing Date and must execute and deliver the Employment

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         Agreement attached hereto as Exhibit D.

                           (ii) As an employee of Purchaser, for the term of his Employment Agreement Souerwine must supervise Purchaser's manufacturing operations in the Operations Facility until the manufacturing operations are moved to Purchaser's new manufacturing facility in Georgia.

                           (iii) During the term of his Employment Agreement, as an employee of Purchaser, Souerwine must supervise Purchaser's move of the manufacturing operations from the Operations Facility to Purchaser's new manufacturing facility in Georgia.

                           (iv) After the move of such manufacturing operations into Purchaser's new manufacturing facility in Georgia, as an employee of Purchaser provided such move occurs during the term of his Employment Agreement, Souerwine must staff such manufacturing facility and must supervise and be responsible for such manufacturing facility's becoming operational and producing, to Purchaser's reasonable satisfaction, all products (with the exception of dual lumen fistula needles which have been previously discontinued by Seller) that Seller was manufacturing at the Operations Facility during the year prior to the Closing Date.

                           (v) Seller will pay to Purchaser the amount of $14,000 on or prior to the last day of each month after the Closing through May 1996 or through the last month in which Souerwine is employed by Purchaser if he ceases to be employed prior to May 1996.

                           (vi)  Purchaser's move of the manufacturing
         operations from the Operations Facility to Purchaser's facility in Georgia is not impaired by action being taken by any of Seller's present or former shareholders, officers, directors or employees that materially and adversely affects Purchaser's move.

         In the event Souerwine should die or become disabled while employed by Purchaser and while attempting to satisfy the above conditions, then the Shareholders may, within sixty (60) days after such death or disability, replace Souerwine with an individual who would be retained by Purchaser as an employee or consultant and be given the opportunity under an employment agreement or consulting agreement to satisfy the above conditions. Such individual must be acceptable to Purchaser, and his compensation in an amount acceptable to the Shareholders would be paid by Seller or the Shareholders through May, 1996.

                  (b) The indebtedness represented by the Note and the indebtedness under the Non-Competition Agreements will be reduced, in the manner provided in Section 3.3(c) below, by the following amounts:


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                           (i)   to the extent that any outstanding Accounts
         Receivable on the books and records of Seller as of the Closing Date, other than amounts owed by Horizon to Seller, that is older than sixty
         (60) days for any domestic customer of Seller or older than one hundred twenty days (120) for any non-domestic customer of Seller are not collected by Purchaser, then the amount of such accounts receivable that are not collected (net of the allowance for doubtful accounts shown on the September 30, 1995 balance sheet of Seller) will reduce the indebtedness under the Note and the indebtedness under the Non-Competition Agreements.

                           (ii) to the extent any raw materials or finished goods inventory of Seller reflected on the September 30, 1995 balance sheet is obsolete inventory, then the amount of such obsolete inventory on such balance sheet (net of the inventory reserve shown on such balance sheet) will reduce the indebtedness under the Note and the indebtedness under the Non-Competition Agreements.

                           (iii) to the extent any equipment, furniture and fixtures or molds of Seller reflected on the September 30, 1995 balance sheet are obsolete, then the amount of such obsolete items on such balance sheet (net of accumulated depreciation for such obsolete item) will reduce the indebtedness under the Note and the indebtedness under the Non-Competition Agreements.

                  (c) In the event the indebtedness owed under the Note and the indebtedness owed under the Non-Competition Agreements are reduced under Section 3.3(a) or Section 3.3(b) above, then the following reductions ("reduction amount") shall be made:

                           (i) for each such reduction amount, there shall be a reduction in the same amount as the reduction amount in the aggregate of indebtedness owed under the Note and indebtedness owed under all Non-Competition Agreements, commencing with indebtedness payable under the Note and under the Non-Competition Agreements in 1997, with the reduction made in the most immediate payments payable at the time of the reduction until the entire reduction amount is so applied and used. For example, for the reduction described in Section 3.3(a) above (assuming no reduction as of that time under Section 3.3(b)), the reduction would reduce and be applied against all payments due for the twelve months during 1997 under the Note (under which $212,235 is payable during 1997) and under the Non-Competition Agreements (under which an aggregate of $287,765 is payable during 1997).

                  As a further example, if there is a reduction of $30,000 under
         Section 3.3(b) above and there has been no reduction as of that time under Section 3.3(a), then the reduction amount would be applied against the indebtedness payable on January 31, 1997 under the Note and under the Non-Competition Agreements on the basis of a $12,735 reduction under the Note (such amount being determined by

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         $17,686.25/$41,667 X $30,000) and a $17,265 reduction in the aggregate under the Non-Competition Agreements (such amount being determined by $23,98l/$41,667 X $30,000).

                  The $17,265 reduction in the aggregate under the Non-Competition Agreements under such example, as well as any other reduction of indebtedness under the Non-Competition Agreements that does not reduce and eliminate the entire indebtedness payable on a specific date under all Non-Competition Agreements, will be allocated among the Shareholders in the following percentages:

                          Pike Non-Competition Agreement            -     30.36%
                          Darden Non-Competition Agreement          -     30.36%
                          Bronnenkant Non-Competition Agreement     -     20.15%
                          Wells Non-Competition Agreement           -     19.13%
                                                                    ------------
                                                                         100.00%

                           (ii) in the event that at the time of any reduction under this Section 3.3(c), no remaining amount is owed to a particular Shareholder under his Non-Competition Agreement pursuant to the provisions of such Non-Competition, then the percentages set forth above for the other remaining Shareholders will be recomputed on a pro rata basis. In the event that at the time of any reduction under this
         Section 3.3(c), (x) no remaining amount is owed to any of the Shareholders under their Non-Competition Agreement or (y) the remaining amount owed to the Shareholders in the aggregate under their Non-Competition Agreements at the time of the reduction is less than the total reduction amount for the Non-Competition Agreements under paragraph (i) above, then the entire reduction amount under (x) above or the remaining unused reduction amount under (y) above shall reduce the indebtedness under the Note in the manner provided in paragraph (i) above.

         The provisions of this Section 3.3 are intended by the parties to work in conjunction with, and not contrary to, the offset provisions in Section 8.4 hereof and Schedule 8.4. In the event there are both reductions in indebtedness under Sections 3.3(a) and/or 3.3(b) and offsets under Section 8.4, such reductions and offsets will not be duplicative but will reduce and offset different amounts of indebtedness in the order that the reductions and offsets are made pursuant to this Section 3.3 and the provisions of Section 8.4 and
Schedule 8.4 hereof and the Note and the Non-Competition Agreements.

                  3.4. NonCompetition Agreements and Kapany Agreement. Each of the Shareholders will enter into at the Closing a Non-Competition and Consulting Agreement ("Non-Competition Agreement") with Purchaser substantially in the form attached hereto as Exhibit C. As described in Schedule 3.4 hereto, each Non-Competition Agreement will provide for a schedule of payments to each Shareholder in the manner provided therein, which indebtedness of Purchaser will be secured by the Collateral.

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                  3.5. Operating Covenants. Purchaser and Horizon shall perform the covenants set forth in Schedule 3.5.

         4.       REPRESENTATIONS AND WARRANTIES OF SELLER.

                  In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller represents and warrants to and covenants with Purchaser that:

                  4.1. Outstanding Securities.

                  (a) The authorized capital stock of Seller consists solely of 9,000,000 shares of Common Stock, $.01 par value per share, of which 4,500,000 shares (the "Shares") are issued and outstanding. All of the issued and outstanding Shares are owned of record or beneficially by Holdings. No shares are held by Seller as treasury shares.

                  (b) Except as set forth in paragraph 4.1(a) above, there are no other debt or equity securities of Seller outstanding. Schedule 4.1 contains a listing of any and all agreements or other obligations to issue or any rights to convert any obligations into, any shares of capital stock of Seller.

                  4.2. Organization, Good Standing and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Seller has full authority and power to carry on its business as it is now conducted and to own or lease, and operate, the Business. Seller is qualified to do business and is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing would have a material and adverse effect on the condition (financial or otherwise), assets, properties or prospects of the Business. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement herein contemplated to be executed in connection herewith by Seller have been (or upon execution will have been) duly executed and delivered by Seller and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. This Agreement and the transactions contemplated herein have been duly approved by the Board of Directors and the Shareholder of Seller.

                  4.3. Books and Records of Seller. True and correct copies of the charter documents, bylaws, and minutes from Seller's minute books have been delivered to Purchaser. Seller's minute books (through September 30, 1995) are complete and accurate as to the records of all proceedings and/or actions of its incorporators, shareholders and directors, and reflect all matters required to be acted on by the shareholders and directors from its incorporation to the date of this Agreement.


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                  4.4. Ownership of Assets. Seller is the lawful owner of or has the right to use each of the Transferred Assets, and, except as disclosed on
Schedule 4.4 attached hereto, the Transferred Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever. At Closing, Seller will except as disclosed on Schedule 4.4:

                           (a) with respect to Transferred Assets other than those listed on Schedules 1.1(e) and 1.1(f) have good title to such assets, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever; and

                           (b) with respect to the Transferred Assets described in Sections 1.1(e) and 1.1(f) hereof, have all rights of possession and/or enforcement to allow Seller to realize the full benefits of such items in accordance with the terms of any written or oral agreements underlying such assets.

         By instrument dated November 1, 1994, Holdings conveyed all of its operational assets to Seller, the wholly owned subsidiary of Holdings. Such transfer and conveyance was duly approved by the Board of Directors and the Shareholders of Holdings, was a valid conveyance and transfer of such assets and is binding upon Holdings, Seller and their respective creditors.

                  4.5. Financial Statements.

                           (a) Annual Financial Statements. Included with
         Schedule 4.5(a) attached hereto are the unaudited balance sheet of Seller as of December 31, 1994, and the related statements of income for the fiscal year then ended, as prepared by Seller (collectively, the "Annual Financial Statements"). Except as disclosed on Schedule 4.5(a), the Annual Financial Statements (i) have been prepared in accordance with the books and records of Seller, and (ii) fairly present the financial condition and the results of operations of the Business and of Seller as of the relevant dates thereof and for the periods covered therein.

                           (b) Interim Statements. Included with Schedule 4.5(b) attached hereto is an unaudited balance sheet and the related statement of income of Seller as of and for the nine month period ended September 30, 1995 (collectively, the "Interim Financial Statements"). Except as disclosed on Schedule 4.5(b), such Interim Financial Statements (i) have been prepared in accordance with the books and records of Seller, and (ii) fairly present the financial condition and the results of operations of the Business and of Seller as of the date thereof and for the period covered therein.

                  4.6. Absence of Certain Changes. Except as disclosed on
Schedule 4.6 attached hereto or as otherwise provided for or contemplated in this Agreement, since the date of the Interim

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Financial Statements, there has not been any (i) transaction or occurrence relating to the Business or the Transferred Assets other than in the ordinary course of business, (ii) sale or disposition of any Fixed Assets, (iii) sale or disposition of Inventory other than in the ordinary course of business, or (iv) event or condition of any character which is reasonably likely to have or has had a material and adverse effect on the condition (financial or otherwise), assets, properties or prospects of the Business.

                  4.7. Real Property and Leaseholds. Seller does not own any real property. Schedule 4.7 attached hereto contains a list of all real properties used by Seller in the Business, under which Seller is a lessee, sublessee or sublessor. A true and complete copy of each such lease or sublease has been provided to Purchaser. Except as indicated on Schedule 4.7:

                           (a) No officer, director, shareholder or employee of Seller, nor any spouse, child or other relative or affiliate thereof, owns directly or indirectly, in whole or in part, any of the real properties described on Schedule 4.7 or any interest therein;

                           (b) Seller is not in default with respect to any term or condition of any such lease, including, without limitation, the Operations Facility Lease, nor, to the best knowledge of Seller has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, would cause the acceleration of any obligation of Seller or the creation of a lien or encumbrance upon any of the Transferred Assets or interfere with Seller's right to occupy the leasehold;

                           (c) The Operations Facility Lease is enforceable by Seller in accordance with its terms;

                           (d) Seller has not received any notice that any such building, fixtures or improvements is in violation of any applicable building code; zoning ordinance, land use or other similar law or regulation; and

                           (e) Since the first date of its occupancy of the Operations Facility, neither Seller nor Holdings has experienced any material interruption in the delivery of adequate quantities of any utilities (including, without limitation, electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including, without limitation, sanitary and industrial sewer service) required in the operation of the Business during such period.


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                  4.8. Tangible Personal Property Other Than Inventory. Except
as indicated on Schedule 4.8:

                           (a) Seller has good title to each item of tangible personal property which it owns, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, security interests, charges and restrictions except for liens, if any, for personal property taxes not yet due and payable;

                           (b) Each material item of tangible personal property included in the Transferred Assets, as of the Closing Date, will be in good operating condition and repair, ordinary wear and tear excepted; and

                           (c) Seller owns or otherwise has the right to use all of the tangible personal property now used by it in the operation of the Business or the use of which is necessary for the performance of any contract or proposal to which Seller is a party.

                  4.9. Intangible Personal Property. Schedules 1.1(g) and 1.1(h) and Schedule 1.1(e) hereto include (i) a list and description of all material intangible personal property owned by Seller or otherwise used in the Business, including, but not limited to, computer software and programs (except for personal computer software generally available to the public), software in process, computer operating systems and applications, United States and foreign patents, patent applications, trade names, trademarks, trade name and United States and foreign trademark registrations, copyright registrations and applications for any of the foregoing, and (ii) a true and complete list of all licenses or similar agreements or arrangements to which Seller is a party either as licensee or licensor for each such item of intangible personal property. Except as indicated on Schedule 4.9:

                           (a) Seller owns or has the right to use such intangible personal property, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims;

                           (b) No interference or infringement actions or other judicial or adversary proceedings concerning any of such items of intangible personal property are pending, and to the best of Seller's knowledge, no such action or proceeding is threatened;

                           (c) Seller has the right and authority to use such items of intangible personal property in connection with the conduct of the Business in the manner presently conducted, and, to the best of Seller's knowledge, such use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation;


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



                           (d) There are no outstanding or, to the best of Seller's knowledge, threatened disputes or other disagreements with respect to any licenses or similar agreements or arrangements described on Schedule 1.1(g) and Schedule 1.1(e); and

                           (e) There is no intangible personal property used in any material respect to the operations of the Business as presently conducted and that is not owned by or licensed to Seller.

                  4.10. Inventory. The finished goods Inventory is good, usable, merchantable and saleable in the ordinary course of the Business, after application of the reserve for inventory on the Interim Financial Statements.

                  4.11. Accounts Receivable. Except as set forth on Schedule
4.11 attached hereto, the Accounts Receivable, other than the amounts owed by Horizon, (i) arose out of the sale of Inventory by Seller in the ordinary course of the Business (ii) have been billed or invoiced in the ordinary course of the Business and in accordance with all applicable laws, regulations and administrative rulings and procedures, (iii) represent bona fide indebtedness of the applicable account debtor, not subject to defense, set-off or counterclaim, and (iv) are collectible in full, net of the reserves set forth in the Interim Financial Statements.

                  4.12. Insurance. Schedule 4.12 attached hereto sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by Seller on the date of this Agreement and describes the annual or other premiums payable from time to time thereunder. Complete copies of all such policies have been otherwise furnished to Purchaser. Except as set forth on
Schedule 4.12, neither Seller nor Holdings has received written notice or other written communication from any such insurance company within the three (3) years preceding the date hereof cancelling or materially amending any insurance policies or materially increasing the annual or other premiums payable under any of such insurance policies and no such cancellation, amendment or material increase of premiums is threatened.

                  4.13. Environmental Matters.

                  (a) To the best knowledge of Seller and except as set forth on
Schedule 4.13 attached hereto, no toxic, hazardous, explosive or otherwise dangerous materials, substances, pollutants or wastes (as those terms are used in the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Emergency Planning and Community Right-to-Know Act or in any other federal, state or local environmental law (collectively "Environmental Laws")), petroleum products, polychlorinated biphenyls, urea-formaldehyde foam, or radioactive materials (all of the above being collectively referred to herein as "Hazardous Materials") have been or are stored, treated, disposed of, managed, generated, manufactured, produced, released (as defined in CERCLA
Section 101(22)), emitted or discharged on, to, in, under or from the real estate upon which the Operations Facility is situated.

                  (b) Except as set forth on Schedule 4.13, to its best knowledge, Seller is in compliance in all material respects with all Environmental Laws and has obtained all environmental licenses, permits, approvals, registrations and authorizations (federal, state and local) material to the Business. Except as set forth on Schedule 4.13, all such licenses, permits, approvals, registrations and authorizations will remain in full force and effect as of the Closing and, to Seller's knowledge, may be effectively transferred or assigned to Purchaser on or after the Closing Date without materially and adversely affecting the operation of the Business by Purchaser after the Closing.

                  (c) Except as set forth on Schedule 4.13, no governmental or private action, suit or proceeding to enforce or impose liability under any Environmental Laws is pending or, to the best of Seller's knowledge, threatened against Seller and, to the best of Seller's knowledge, no lien has been created on the Operations Facility, or the real estate upon which it is situated, under any Environmental Laws.

                  4.14. Employment Matters. Except as set forth on Schedule 4.14, (i) there are no pending claims by any employee or former employee against Seller or Holdings other than for compensation and benefits due in the ordinary course of employment, (ii) there are no pending claims against Seller or Holdings arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards, (iii) there are no pending or, to the best of Seller's knowledge, threatened labor disputes, strikes or work stoppages against Seller, and (iv) to the best of Seller's knowledge, there are no union organizing activities in process or contemplated with respect to the Business. Schedule 4.14 identifies all collective bargaining units which have been certified or recognized by Seller, and Purchaser has been supplied with all collective bargaining agreements covering the Employees.
Schedule 4.14 also identifies all Employees on leave of absence and all employees and former employees of Seller and their dependents receiving health benefits, or eligible to receive health benefits, as required by COBRA. Notice of the availability of COBRA coverage will have been or will be provided to all persons entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage.

                  4.15. Employee Benefit Plans. All plans, programs, agreements, commitments and arrangements maintained by or on behalf of Seller that provide benefits or compensation to, or for the benefit of, any employee or former employee of Seller (the "Plans") have been delivered to Purchaser. Except as set forth on Schedule 4.15, only employees and former employees of Seller (and eligible dependents and beneficiaries of such employees and former employees) participate in the Plans. All of the Plans covered thereby are in compliance in all respects with ERISA and the Internal Revenue Code of 1986, as amended ("Code"). All of the Plans which are intended to meet the requirements of
Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of Section 401(a) of the Code, and there are no facts which would adversely affect the qualified status of any of the Plans. Except as set forth on Schedule 4.15, (i) there is no accumulated funding deficiency, within the meaning of Section 412(a) of the Code or Section 302(a)
(2) of ERISA, in connection with the Plans; (ii) no reportable event, as defined in Section 4043(b) of ERISA, has occurred in connection with the Plans; (iii) the Plans have not, nor has any trustee or administrator of the Plans, engaged in any prohibited transaction as defined in Sections 406 and 407 of ERISA or Section 4975 of the Code; (iv) Seller is not contributing to, and has not, since January 1, 1974, contributed to, any multi-employer plan, as defined in Section 4001(a)
(3) of ERISA; and (v) Seller has not, since January 1, 1974, terminated a single employer plan, as defined in Section 4001(a) (15) of ERISA.

                  4.16. Agreement Not in Breach of Other Instruments. Except as set forth on Schedule 4.16 attached hereto, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms and provisions of, or constitute a default (or an event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by any ('i) agreement (including, without limitation, the Operations Facility Lease), indenture or other instrument to which Seller is a party or by which Seller is bound, or (ii) Seller's Articles of Incorporation, Bylaws or similar organizational documents, or (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Seller is bound, or (iv) any law, rule or regulation applicable to Seller.

                  4.17. Tax Returns. Except as disclosed on Schedule 4.17:

                           (a) Within the times and in the manner prescribed by law, each of Seller and Holdings has filed all federal, state and local tax returns (including information returns) and all tax returns for foreign countries, provinces and other governing bodies having jurisdiction to levy taxes upon Seller and Holdings, and have paid all taxes shown to be due to any taxing authority with respect to all periods ending prior to or on the Closing Date; and

                           (b) All tax returns filed by Seller or by Holdings through the Closing Date constitute complete and accurate representations of the tax liabilities of Seller or Holdings, as the case may be, in all material respects, as appropriate (and any predecessor or subsidiary entity) for such years and accurately set forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets.

                  As used in this Section 4.17, the term "taxes" shall include all federal, state, local, foreign or other income, gross profits, payroll, workers' compensation, unemployment, withholding, excise, sales, use, property, ad valorem or other taxes of any kind or nature whatsoever, together with any penalties or interest applicable thereto.

                  4.18. Litigation. Except as listed on Schedule 4.18, there is no action, suit, proceeding or investigation to which Seller or Holdings is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit, proceeding or investigation threatened against Seller; and, to the best of Seller's knowledge, there is no basis for any such action, suit, proceeding or investigation.

                  4.19. Compliance with Law. Seller holds all material licenses and permits in all applicable jurisdictions necessary or appropriate to conduct the Business; provided, however, that no representation or warranty is made with respect to whether any distributor of Seller has obtained any necessary licenses or permits in the distributor's name or in Seller's name. On the date hereof the Business is being conducted in material compliance with all applicable laws and regulations (excluding regulations of the Food and Drug Administration which are addressed in the next sentence). To the best of its knowledge and to the best of its ability, Seller has complied with and is complying with the current applicable regulations of the Food and Drug Administration. Seller is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no such action or proceeding is pending against Seller which questions the validity of this Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

                  4.20. Brokerage. Seller has not dealt with, or is not obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions.

                  4.21. Contracts. Schedule 1.1(f) hereto sets forth a true and correct list of each Contract including, without limitation, all distribution agreements to which Seller is a party. True, complete and correct copies of each of the Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to Purchaser by Seller. Except as expressly described on Schedule 1.1(f) attached hereto:

                           (a) Seller has fulfilled all material obligations required pursuant to each Contract to have been performed by Seller;

                           (b) There has not occurred any default under any of the Contracts on the part of Seller or, to the best knowledge of Seller, on the part of any other party thereto, nor to the best of Seller's knowledge has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of Seller under any of the Contracts, nor, to the best of Seller's knowledge, has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of any other party to any of the Contracts; and

                           (c) No consent of any party to any of the Contracts is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or the assignment of any Contract to Purchaser.

                  4.22. No Undisclosed Liabilities. Except as and to the only extent specifically reflected in the list of Assumed Liabilities in Schedule 2.1 and the specific liabilities not assumed by Purchaser as described in Section
2.2 hereof, Seller has no liabilities or obligations of a material nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for taxes, interest, penalties or other charges payable with respect to any such liability).

                  4.23. Distribution Agreements. As of the date hereof and as of the Closing Date, Seller has not received notice of, and has no knowledge with respect to, the termination of any distribution agreements to which Seller is a party.

                  4.24. Conflict of Interest. Except as disclosed in Schedule 4.24, no officer, director or shareholder of Seller now has or within the last three (3) years had, either directly or indirectly, (a) an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to Seller, or purchases or during such period purchased from Seller any goods or services, or otherwise does or during such period did business with Seller or (b) a beneficial interest in any contract, commitment or agreement to which Seller is or was a party or under which Seller was obligated or bound or to which its properties may be or may have been subject, other than contracts, commitments or agreements between Seller and such persons in their capacities as employees, officers or directors of Seller.

                  4.25. Subsidiaries. Except as listed in Schedule 4.25, Seller does not have any wholly or partially owned subsidiaries and no portion of the Business during the past five years has been conducted through any joint venture or partnership.

                  4.26. Other Material Circumstances. To the best of Seller's knowledge, there is no material fact or circumstance related to the Business, Transferred Assets or liabilities of Seller which constitutes or would constitute a serious threat to the viability or survival of Seller.

                  4.27. Mahurkar Licenses. Schedule 1.1(e) sets forth a true and correct description of all agreements with Mahurkar to which Seller or Holdings is a party. True, complete and correct copies of each such agreements have been delivered to Purchaser by Seller. Except as expressly described on Schedule 1.1(e) attached hereto:

                           (a) Seller has fulfilled all material obligations required pursuant to the Mahurkar Licenses to have been performed by Seller, and there is no reason to believe that Purchaser will not be able to fulfill, when due, all of its obligations under the Mahurkar Licenses which remain to be performed after the Closing Date;

                           (b) There has not occurred any default under the Mahurkar Licenses on the part of Seller or, to the best of Seller's knowledge, any other party thereto, nor to the best of Seller's knowledge has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default on the part of Seller or any other party under the Mahurkar Licenses; and

                           (c) No consent of any party to the Mahurkar Licenses is required for the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or the assignment of the Mahurkar Licenses to Purchaser.

                  4.28. Other Information. The information concerning Seller or Holdings set forth in this Agreement, the Schedules hereto and any document to be delivered by Seller at the Closing to Purchaser pursuant hereto, taken as a whole, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all documents heretofore or hereafter delivered or made available to Purchaser pursuant hereto were or will be complete and accurate copies of such documents.

                  4.29. FDA Matters. Seller has provided to Purchaser true and complete copies of all reports with respect to defective products or patient claims that have been filed by Seller or Holdings with the FDA since January 1, 1990. Except as provided in Schedule 4.29, all proposed actions of Seller that were described in Seller's letter dated March 7, 1995 to the FDA have been completed or implemented by Seller.

         5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND HORIZON.

         In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Purchaser and Horizon, both jointly and severally, represent and warrant to and covenant with Seller that:

                  5.1. Organization, Good Standing, Authority and Enforceability. Each of Purchaser and Horizon is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Purchaser has full authority and power to carry on its business as it is now conducted, and to own, lease and operate the assets owned, leased or operated by it. On or before the Closing Date, Purchaser shall be qualified to do business in the state of Pennsylvania. Each of Purchaser and Horizon has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement herein contemplated to be executed in connection herewith by Purchaser or Horizon have been (or upon execution will have been) duly executed and delivered by Purchaser or Horizon and constitute (or upon execution will constitute) legal, valid and binding obligations of Purchaser or Horizon, as the case may be, enforceable against Purchaser or Horizon in accordance with their respective terms.

                  5.2. Agreement Not in Breach of Other Instruments. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by (i) any agreement, indenture or other instrument to which Purchaser or Horizon is a party or by which either of them is bound, (ii) the Articles of Incorporation or Bylaws of Purchaser or Horizon,
(iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Purchaser or Horizon is bound, or (iv) any law, rule or regulation applicable to Purchaser or Horizon.

                  5.3. Compliance with Laws. All consents, approvals and authorizations and all other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Purchaser and which are necessary for the execution and delivery by Purchaser of this Agreement and the documents to be executed and delivered by Purchaser in connection herewith and in order to permit the consummation of the transactions contemplated by this Agreement have been obtained and satisfied or shall be obtained and satisfied by Closing.

                  5.4. No Legal Bar. Neither Purchaser nor Horizon is prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no such action or proceeding is pending against Purchaser or Horizon which questions the validity of this Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

                  5.5. No Brokerage Fees. No broker or finder has acted for Purchaser or Horizon in connection with this Agreement or the transactions contemplated hereby, and no broker 'or finder is entitled to any brokerage or finder's fees or other commission in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

                  5.6. Litigation. There is no action, suit, proceeding or investigation to which Horizon or Purchaser is a party (either as Plaintiff or Defendant) pending before any court or governmental agency, authority or body or arbitrator. There is no action, suit, proceeding or investigation threatened against Horizon or Purchaser and, to the best of Horizon's knowledge, there is no basis for any such action, suit, proceeding or investigation.

         6.       CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.

                  6.1. Purchaser Access. Between the date hereof and the Closing Date, (i) authorized representatives of Purchaser shall have reasonable access to all properties, books, records, Contracts and documents of Seller, (ii) Seller will furnish to Purchaser all information with respect to the affairs and the Business of Seller that Purchaser may reasonably request, and (iii)

Purchaser shall have the right to discuss the affairs and the Business of Seller with certain employees of Seller; provided, however, that Purchaser shall not contact any employee or customer of Seller unless such employee or Purchaser receives the prior authorization of the Chairman of the Board of Seller.

                  6.2. Seller Access. Seller shall have the right for a period of the longer of two (2) years following the Closing Date or the applicable statute of limitations to have reasonable access to such books, records and accounts, correspondence, minutes, production records, employment records and other similar information as are transferred to Purchaser pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business after the Closing Date and obtaining information reasonably necessary in connection with any tax matters, FDA matters or regulatory matters.

                  6.3. Cooperation in Litigation. Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). Unless and other than to the extent provided for by Section 8 hereof, the party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

                  6.4. Confidentiality. All information relating to Seller obtained prior to the Closing by Purchaser and its authorized representatives pursuant to Section 6.1 hereof or otherwise in connection with the transactions contemplated hereby shall be kept confidential by Purchaser prior to the Closing and shall not be used by it for any purpose other than to evaluate the proposed purchase of the Business and the Transferred Assets and, if applicable, in connection with the transactions contemplated hereby; provided, however, that the foregoing shall not apply to (i) any information generally available to the public on the date hereof or which becomes generally available to the public through no fault of Purchaser, but only from and after the date such information becomes so available, (ii) any information obtained by Purchaser from a third party having the right to disclose such information, or (iii) any information Purchaser is required by law to disclose; and provided further that Purchaser shall have no obligation with respect to, or be restricted in its use of, any such information after the Closing. In the event no Closing occurs, upon the request of Seller, Purchaser shall promptly return all such written information, and all copies thereof, to Seller.

                  6.5. Conduct of Business. Seller shall conduct the Business from the date of this Agreement through the Closing in accordance with prior practice and only in the ordinary course of the Business, and, without limiting the generality of the foregoing, Seller shall not (except with the prior written consent of Purchaser): (i) enter into any material transaction not in the ordinary course of the Business; (ii) sell or transfer any of its assets, including, without limitation, any Fixed Assets, except for sales in the ordinary course of the Business of Inventory or immaterial amounts of other tangible personal property not required in the Business; (iii) mortgage, pledge or encumber any of the properties or assets of Seller, except liens for taxes not yet due and payable, and existing bank indebtedness; (iv) materially amend, modify, or terminate any material Contract other than in the ordinary course of the Business; (v) make any increase in, or any commitment to increase, the benefits or compensation payable to any of its officers, directors, shareholders, employees or agents; (vi) reduce the amount of its Inventory or other assets other than in the ordinary course of the Business; (vii) materially alter the manner of keeping its books, accounts, or records or the accounting practices therein reflected; (viii) make any changes in its capital or corporate structures; (ix) delay the payment of any account payable to the extent such delay may adversely affect Purchaser's ability to conduct business with the payee thereof; (x) make any material changes in its methods of business operations; (xi) make, enter into any agreement to make or become obligated to make, any capital expenditure in excess of Five Thousand Dollars ($5,000); (xii) make, enter into or renew any agreement for services to be provided to Seller, or permit the automatic renewal of any such agreement; or (xiii) pay any stock dividends or make any other distributions to its shareholders. Seller shall make no distributions of cash to its shareholders except compensation for services performed and shall make no other distributions of cash not in the ordinary course of business.

                  6.6. Preservation of Organization. Prior to the Closing, Seller shall use its commercially reasonable efforts to preserve the Business, to keep available to Purchaser the services of Seller's employees, and to preserve for Purchaser Seller's favorable business relationships with its suppliers, customers and others with whom business relationships exist.

                  6.7. Current Information.

                           (a) Seller will advise Purchaser and Purchaser will
advise Seller in writing immediately, but in any event prior to the Closing of:
(i) the occurrence of any event which renders any of the representations or warranties set forth herein materially inaccurate or the awareness of either Purchaser or Seller that any representation or warranty set forth herein was not materially accurate when made; (ii) any fact that, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement; and (iii) the failure of any party hereto to comply with or accomplish any of the covenants or agreements set forth herein.

                           (b) Seller shall provide to Purchaser copies of all
operating and financial reports prepared by or for Seller prior to the Closing Date as soon as such reports become available.

                  6.8. Covenant Not to Compete. At the Closing, each of the Shareholders shall enter into a NonCompetition Agreement with Purchaser, substantially in the form attached hereto as Exhibit C.

                  6.9. Employment Agreement and Kapany Agreement. At or prior to the Closing, Souerwine shall enter into an Employment Agreement with Purchaser, substantially in the form attached hereto as Exhibit D.

                  6.10. Use of Neostar Name. After the Closing, Seller will promptly change its corporate name for the purpose of removing "Neostar" from its corporate name and will cease all use of the "Neostar" name. A copy of the Certificate of Amendment filed with the Secretary of State of Delaware for purposes of changing Seller's name will be promptly furnished to Purchaser.

         7.       CONDITIONS TO CLOSING.

                  7.1. Conditions to Obligations of Each Party. The obligations of Purchaser and Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following conditions:

                           (a) Compliance with Law. There shall have been obtained all permits, approvals, consents and authorizations of all governmental bodies or agencies necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws, and so that Purchaser will be eligible to operate the Business.

                           (b) No Action or Proceeding. No claim, action, suit, investigation or other proceeding brought by any governmental agency or other third party shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraining or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages from Purchaser or Seller or other relief in connection therewith.

                  7.2. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following additional conditions:

                           (a) Representations and Warranties True. The representations and warranties of Seller and Holdings contained in this Agreement or in any other document delivered by Seller pursuant hereto shall have been true and correct in all material respects as of the date of this Agreement or when otherwise given and shall be true and correct in all material respects on the Closing Date.

                           (b) Performance of Covenants. Each of the obligations of Seller to be performed by Seller on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing Seller shall have delivered to Purchaser certificates to such effect signed by the Chairman of the Board, President and Secretary of Seller.

                           (c) Authority. All actions required to be taken by, or on the part of, Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller and the board of directors and the sole shareholder of Seller.

                           (d) Opinion of Seller's Counsel. Purchaser shall have been furnished at the Closing with an opinion of Albrecht, Maguire, Heffern & Gregg, P.C., legal counsel to Seller, dated the Closing Date, substantially in the form of Exhibit F hereto.

                           (e) Additional Closing Documents of Seller. Purchaser shall have received at the Closing the following documents, dated the Closing Date: (i) copies, certified by the Secretary of Seller, of resolutions of the Board of Directors and the shareholder of Seller authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby; (ii) such bills of sale and instruments of transfer and assignment as Purchaser may request in order to transfer and convey to Purchaser good title to the Transferred Assets; (iii) the NonCompetition Agreements, duly executed pursuant to Section 6.8 hereof; (iv) the Employment Agreement duly executed pursuant to Section 6.9 hereof; (v) a good standing certificate, certificate of existence or certificate of valid qualification as a foreign corporation, as the case may be, from the state of Seller's incorporation and each state in which Seller conducts the Business; (vi) Incumbency Certificate of Seller's officers executing any documents or instruments delivered to Purchaser hereunder; and (vii) such further documents and instruments as Purchaser may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to it of the Transferred Assets to be transferred to Purchaser under this Agreement.

                           (f) No Damage, Etc.. Between the date of this Agreement and the Closing Date there shall not have occurred any damage or destruction of, or loss to, any of the Transferred Assets, whether or not covered by insurance, which has had or may reasonably be expected to have a material and adverse effect on the Business or Transferred Assets or any prospects of Seller, nor shall there have occurred any other event or condition which has had or which reasonably may be expected to have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties or prospects of the Business.

                           (g) Financing. At or prior to the Closing, Purchaser has closed financing that will enable Purchaser to pay the Purchase Price that is required to be paid at Closing.

                  Subordination Agreement. At the Closing, Seller has executed and delivered a subordination agreement with Sirrom with respect to the indebtedness owed by Purchaser to Sirrom and the security interest granted by Purchaser in favor of Sirrom with respect to the Transferred Assets.

                  7.3. Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                           (a) Representations and Warranties True. The representations and warranties of Purchaser and Horizon contained in this Agreement or in any other document delivered by Purchaser or Horizon to Seller pursuant hereto shall have been true and correct in all material respects as of the date of this Agreement or when otherwise given and shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and at the Closing Purchaser and Horizon shall have delivered to Seller certificates to such effect, signed by the President of Purchaser and the President of Horizon.

                           (b) Performance of Covenants. Each of the obligations of Purchaser or Horizon to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing Purchaser and Horizon shall have delivered to Seller certificates to such effect signed by the President of Purchaser and the President of Horizon.

                           (c) Authority. All actions required to be taken by, or on the part of, Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the board of directors of Purchaser.

                           (d) Opinion of Purchaser's Counsel. The Seller shall have been furnished with an opinion of Slaughter & Virgin, P.C., counsel to Purchaser, dated the Closing Date, substantially in the form of Exhibit G hereto.

                           (e) Additional Closing Documents of Purchaser. Seller shall have received at the Closing the following documents, each dated the Closing Date: (i) copies, certified by the Secretary of Purchaser, of resolutions of the board of directors of Purchaser authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby; (ii) the cash payment of Purchaser required to be delivered by Purchaser at the Closing pursuant to
         Section 3.2; (iii) the Note and the Security Agreement; (iv) the Non-Competition Agreements; (v) copies of Horizon's loan documents with Sirrom Capital Corporation; and (iv) such other closing documents as Seller may reasonably request.

         8.       INDEMNIFICATION.

                  8.1. Indemnification by Seller. Subject to the provisions of
Section 9.2 hereof, Seller and the Shareholders (but, as to the Shareholders, only to the extent provided in the last sentence of Section 8.4 hereof), jointly and severally, agree to defend, indemnify and hold Purchaser, its officers, directors, agents, representatives, subsidiary and parent entities and affiliates and their successors and assigns, harmless from and against any claim, liability, expense, loss or other damage ("Claims") (including, without limitation, reasonable attorneys fees and expenses) in respect of:

                           (a) any and all Claims, resulting from a determination that the sale of the Transferred Assets hereunder is ineffective against any creditor of Seller or Holdings or any taxing authority or other entity asserting any similar claim against Seller or Holdings (excluding any such Claim arising out of Purchaser's failure to pay any Assumed Liability);

                           (b) any and all Claims resulting from any material misrepresentation or material breach of a warranty or material violation of any covenant made by Seller hereunder, or in any Schedule or other instrument or document furnished or to be furnished by Seller hereunder, including, without limitation, any documents furnished at Closing;

                           (c) any and all Claims relating to (i) liabilities or obligations of Seller or Holdings that are not on the list of Assumed Liabilities in Schedule 2.1 or (ii) Seller's conduct of the Business or otherwise prior to the Closing Date, including, without limitation, any Claims arising from any act, occurrence, event or failure to act which occurs prior to or on the Closing Date, including, without limitation, any Claims arising in connection with any products manufactured and sold by Holdings or by Seller prior to the Closing Date; and

                           (d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any item to which the foregoing indemnity relates.

                  8.2. Indemnification by Purchaser. Subject to the provisions of Section 9.2 hereof, Purchaser and Horizon, jointly and severally, agree to defend, indemnify and hold Seller and its successors and assigns, harmless from and against any Claim (including, without limitation, reasonable attorneys fees and expenses) in respect of:

                           (a) any and all Claims related to the Assumed Liabilities, and any and all Claims relating to the conduct of the Business by Purchaser after the Closing Date;

                           (b) any and all Claims resulting from any material misrepresentation or material breach of warranty or material violation of any covenant made by Purchaser hereunder or in any document furnished or to be furnished by Purchaser hereunder, including, without limitation, any documents or instruments furnished at Closing; and

                           (c) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses incident to any item to which the foregoing indemnity relates.

                  8.3. Determination of Loss. Indemnification pursuant to this
Section 8 shall be payable with respect to any Claim described herein as subject to indemnification upon the happening of the earlier of the following:

                           (a) Resolution of such Claim by mutual agreement between Seller and Purchaser; or

                           (b) The issuance of a final judgment, award, order or other ruling by an arbitrator pursuant to Section 11.9 hereof.

                  8.4. Indemnification Payments. All amounts payable by one party to the other pursuant to the provisions of this Section 8 shall be payable within ten (10) days after final determination thereof in accordance with the provisions hereof. In the event Seller fails to pay any amounts to Purchaser that are finally determined to be owed to Purchaser pursuant to this Section 8 within such ten (10) day period, Purchaser at its sole discretion may set-off any such amounts against the amounts, if any, owed Seller by Purchaser pursuant to the Note and owed Shareholders by Purchaser under the Non-Competition Agreements. Any such offset will be on a pro rata basis against the Note and the Non-Competition Agreements as described on Schedule 8.4 hereto. Notwithstanding any provisions of this Section 8 to the contrary, the liability and obligations of any Shareholder under Section 8 is limited to the rights of Purchaser under this Section 8.4 to offset claims of Purchaser against a Shareholder under this
Section 8 against amounts owed to the Shareholder under his Non-Competition Agreement.

                  8.5. Limitations on Indemnification. Any amounts which any party hereto may be obligated to pay another party hereto pursuant to Section
8.4 will be reduced by an amount equal to: (i) the tax benefit, if any, realized as a result of such losses (for purposes of determining the "tax benefit", if any, the reasonable determination by Purchaser's outside accountants will be binding and conclusive as to all parties hereto); and (ii) any insurance recovery with respect to such losses received by the indemnified party. No amounts shall be payable under this Section 8 for the first $150,000.00 of claims in the aggregate asserted against the indemnifying party or parties or after the indemnifying party or parties have paid (by payments or offsets) as indemnification hereunder the amount of $1,500,000.00 in the aggregate. The preceding sentence shall not apply to claims under Section 8.2(a) for claims related to the Assumed Liabilities, and the preceding sentence shall not apply to claims under Section 8.1(c) (i) relating to liabilities or obligations of Seller or Holdings that are not on the list of Assumed Liabilities on
Schedule 2.1 and (i) that are described in subsections (a) through (g) of
Section 2.2 hereof or (ii) that are liabilities that have been incurred and would be properly recorded as a liability on Seller's balance sheet as of the Closing.

                  8.6. Notification. Purchaser or Seller, as the case may be, will promptly notify the other of the existence or occurrence of any facts or events which give rise to the assertion of any claim under the provisions of this Section 8. If such claims are due to the claims of third parties, the indemnifying party shall promptly and diligently take such actions as may be reasonably required to defend or settle such claims and shall keep the indemnified parties advised of the current status thereof. The indemnified party shall, at the indemnifying party's expense, reasonably cooperate with the indemnifying party's defense and the indemnifying party shall reasonably consider the indemnified party's advice.

         9.       ADDITIONAL COVENANTS AND AGREEMENTS.

                  9.1. Expenses. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement including, without limitation, fees, costs and expenses of its own financial consultants, accountants and legal counsel. Seller shall be responsible for payment of any sales, use or transfer taxes arising out of the conveyance of the Transferred Assets along with the filing of any required return or report.

                  9.2. Survival of Representations and Warranties. Except as otherwise provided herein, the representations and warranties contained in Sections 4 and 5 of this Agreement shall survive the Closing for a period of one
(1) year after the Closing Date; provided, however, that: (i) the representations and warranties contained in Section 4.17 hereof shall survive the Closing Date until sixty (60) days after the expiration of the applicable statutes of limitations for the assessment of taxes; (ii) if any representation or warranty contained in Section 4 or 5 is wilfully misrepresented, it shall survive the Closing Date for an unlimited period of time; (iii) the representations and warranties contained in Section 4.13 hereof shall survive the Closing Date for a period of five (5) years after the Closing; and (iv) any specific claim or action of which specific written notice is given to the party which made such representation or warranty prior to the date on which such representation or warranty otherwise terminates as provided herein, may continue to be asserted and shall be indemnified against pursuant to Section 8. Any indemnification claim asserted under Section 8 hereof with respect to any representation or warranty that terminates under this Section 9.2 expires on the date of termination under this Section 9.2 unless the indemnification claim is asserted as provided in Section 8 prior to such date of termination, but such expiration will not occur when relevant information concerning such indemnification claim is withheld by a party to this Agreement from another party so that such other party did not know that it had an indemnification claim.

                  9.3. Public Releases. Purchaser and Seller shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and shall consult with each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure which it deems necessary in light of applicable laws or regulations, after notice to the other party with the opportunity to comment to the extent that delay of the disclosure is permitted under such laws or regulations.

                  9.4. Other Transactions Prohibited. During the period from the date of this Agreement to the Closing Date, or termination hereof, Seller shall not directly or indirectly, initiate, solicit, negotiate with, encourage discussions with, provide information to, or agree to a transaction with, any corporation, partnership, person or other entity or group concerning any merger or any sale of Seller's assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock) or similar transaction involving Seller (any such transaction being referred to herein as an "Acquisition Transaction"). Seller shall promptly communicate to Purchaser the terms of any proposal which Seller may receive in respect of an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussions with respect thereto.

         10.      TERMINATION; REMEDIES.

                  10.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to or at Closing by written notice delivered by Seller to Purchaser or by Purchaser to Seller, as the case may be, in the following instances:

                           (a) By Purchaser pursuant to Section 7.1 or Section
         7.2 hereof or if there has been a material misrepresentation, a material breach of warranty or a material failure to comply on the part of Seller with respect to any of the representations, warranties, covenants or provisions set forth herein (or delivered in any other document pursuant hereto), including without limitation, any misrepresentation, breach or failure to comply that is evidenced in any Schedule delivered by Seller, or which is discovered in Purchaser's due diligence investigation of Seller and the Business, and such misrepresentation, breach or failure has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets or properties of the Business in the hands of Purchaser and has not been cured, if capable of cure, in full within twenty (20) days of receipt by Seller of notice from Purchaser.

                           (b) By Seller pursuant to Section 7.1 or Section 7.3 hereof or if there has been a material misrepresentation, a material breach of warranty or a material failure to comply with any covenant on the part of Purchaser with respect to the representations, warranties or covenants set forth herein (or delivered in any other document pursuant hereto) and such misrepresentation, breach or failure to comply has not been cured, if capable of cure, within twenty (20) days of receipt by Purchaser of notice from Seller.

                           (c) At any time prior to Closing by the mutual consent in writing of Purchaser and Seller.

                  10.2. Liability in the Event of Termination; Remedies.

                           (a) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to Sections 10.1(a) or (b) hereof, the non-breaching party may avail itself of all rights, power and remedies now or hereafter existing at law or in equity or by statute or otherwise.

                           (b) In the event of termination of this Agreement and the transactions contemplated hereby pursuant to Section 10.1(c) hereof, this Agreement shall, with the exception of Section 6.4, 9.1 and 9.3 hereof, become void and have no further effect, without any liability on the part of any party hereto.

                           (c) Section 6.4 hereof shall survive the termination of this Agreement regardless of the reason for such termination.

         11. MISCELLANEOUS.

                  11.1. Entire Agreement. This Agreement (including all Exhibits and Schedules hereto) supersedes any and all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof, including that certain letter of intent dated July 20, 1995 from Purchaser to Seller, and contains the entire agreement between such parties with respect to the transactions contemplated hereby.

                  11.2. Amendments. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

                  11.3. Successors; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, except that Purchaser may effect any such assignment to any wholly owned subsidiary corporation, but any such assignment shall not relieve Purchaser of its duties and obligations contained in this Agreement.

                  11.4. Notices. All notices, requests, demands, and other communications to be delivered hereunder shall be in writing and shall be delivered by hand or mailed, by fax (receipt confirmed), by express mail services, by registered or certified mail, postage prepaid, at or to the following addresses:

                           (a)      If to Seller or any Shareholder:

                                    Mr. Joseph D. Pike
                                    6311 El Monte Video
                                    P. O. Box 7166
                                    Rancho Santa Fe, CA 92067-7166

                                    with a copy to:

                                    Albrecht, Maguire, Heffern & Gregg, P.C.
                                    2100 Main Place Tower
                                    Buffalo, NY  14202-3783

                                    Attention:  Philip J. Szabla

                           (b)      If to Purchaser:

                                    Horizon Medical Products, Inc.
                                    Seven North Parkway Square
                                    4200 Northside Parkway, N.W.
                                    Atlanta, Georgia  30327

                                    Attention:  Marshall B. Hunt


                                    with a copy to:

                                    Slaughter & Virgin, P.C.
                                    400 Colony Square, Suite 1110
                                    1201 Peachtree Street, N.E.
                                    Atlanta, Georgia 30361

                                    Attention: Nat G. Slaughter, III

or to such other address or to such other person as any party shall have last designated by written notice to the other parties. Notices, requests, demands, and other communications so delivered shall be deemed given upon receipt.

                  11.5. Waiver. If any party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any damages, claims, losses, liabilities or expenses, including, without limitation, legal or other expenses, from the other parties in respect of the matter or matters so waived.

                  11.6. Severability. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

                  10.6. No Third Party Beneficiary. This Agreement is for the benefit of, and may be enforced only by, Seller and Purchaser, and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

                  10.7. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with, the laws of the State of Georgia.

                  10.8. Arbitration.

                           (a) Any controversy, dispute or claim arising out of,
in connection with, or in relation to the interpretation, performance or breach of this Agreement, including, without limitation, any claim based on contract, tort or statute, shall be settled by arbitration. Any arbitration pursuant to this Agreement shall be conducted in Atlanta, Georgia, before and in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association, provided that only one arbitrator as selected by the American Arbitration Association shall conduct any arbitration proceeding. Any arbitration shall be final and binding. Any judgment upon any interim or final award or order rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof.

                           (b) The parties intend that any agreement pursuant
hereto to arbitrate be valid, enforceable and irrevocable. Each party in any arbitration proceeding commenced hereunder shall bear such party's own costs and expenses (including expert witness and attorneys' fees) of investigating, preparing and pursuing such arbitration claim. The parties to any arbitration shall have the right to discover the relevant books and records of the other side that are not privileged.

                  10.9. Reference to Best Knowledge. All references in this Agreement to the best knowledge of any party hereto shall mean that such party has made a reasonable investigation and inquiry with respect to the correctness of the statement being made.

         IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first hereinabove set forth.

ATTEST:                                      HORIZON ACQUISITION CORP.


/s/ William E. Peterson, Jr.                 By: /s/ Marshall B. Hunt
-----------------------------------             --------------------------------
William E. Peterson, Jr.,                            Marshall B. Hunt, CEO
Secretary


ATTEST:                                      HORIZON MEDICAL PRODUCTS, INC.


/s/ Marshall B. Hunt                         By: /s/ Marshall B. Hunt
-----------------------------------             --------------------------------
Marshall B. Hunt, Secretary                          Marshall B. Hunt, CEO


ATTEST:                                      NEOSTAR MEDICAL TECHNOLOGIES,
INC.


/s/ [unreadable]                             By: /s/ [unreadable]
-----------------------------------             --------------------------------
                       , Secretary
                                             Title: Vice President
                                                   -----------------------------

                                             SHAREHOLDERS:


/s/ [unreadable]                             /s/ Joseph D. Pike
--------------------------------             -----------------------------------
Witness                                      Joseph D. Pike

/s/ [unreadable]                             /s/ Thomas F. Darden, II
--------------------------------             -----------------------------------
Witness                                      Thomas F. Darden, II

/s/ [unreadable]                             /s/ Lance J. Bronnenkant
--------------------------------             -----------------------------------
Witness                                      Lance J. Bronnenkant

                                             /s/ William W. Wells, Trustee
--------------------------------             -----------------------------------
Witness                                      William W. Wells, as Trustee
                                             of the William W. Wells
                                             Family Trust

                                                                       EXHIBIT A

                              ASSUMPTION AGREEMENT

         THIS AGREEMENT, made and entered into as of October __, 1995 by and between NEOSTAR MEDICAL TECHNOLOGIES, INC., a Delaware corporation ("Seller"), and HORIZON ACQUISITION CORP., a Georgia corporation ("Purchaser");

         WHEREAS, Purchaser and Seller have entered into the Asset Purchase Agreement dated October __, 1995 ("Asset Purchase Agreement"), pursuant to which Purchaser is purchasing the Transferred Assets (as defined therein);

         WHEREAS, under Section 2.1 of the Asset Purchase Agreement Purchaser has agreed to assume and pay certain liabilities of Seller, as provided in this Agreement;

         NOW, THEREFORE, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Subject to the provisions in the Asset Purchase Agreement, Purchaser hereby assumes and will pay the liabilities of Seller that are described in
Schedule 2.1 attached hereto and incorporated herein by reference. Other than the liabilities of Seller described in Schedule 2.1, Purchaser does not assume or agree to pay any other liabilities or obligations of Seller, including without limitation those liabilities of Seller described in Section 2.2 of the Asset Purchase Agreement.

         2. This Agreement and the Asset Purchase Agreement supersede any and all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof and contain the entire agreement between the parties with respect to the subject matter hereof.

         3. This Agreement shall not be modified or amended except by an instrument in writing signed by the parties hereto.

         4. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         5. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

         6. This Agreement is for the benefit of, and may be enforced only by, Seller and Purchaser and their respective successors and assigns and is not for the benefit of, and may not be enforced by, any third party.

         7. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

         IN WITNESS WHEREOF, the parties hereto have executed this Assumption Agreement as of the date first above written.

                                             HORIZON ACQUISITION CORP.



                                             By:
                                                --------------------------------
                                                      Marshall B. Hunt, CEO

ATTEST:


-------------------------------------
William E. Peterson, Jr.,
   Secretary

                                             NEOSTAR MEDICAL
                                             TECHNOLOGIES, INC.



                                             By:
                                                --------------------------------
                                             Title:
                                                   -----------------------------

ATTEST:

-------------------------------------



Title:
      -------------------------------

                                                                       EXHIBIT B

$2,461,017                                                      Atlanta, Georgia
                                                                October __, 1995


                            SECURED SUBORDINATED NOTE

         FOR VALUE RECEIVED, the undersigned, HORIZON ACQUISITION CORP., a Georgia corporation (hereinafter referred to as "Maker"), hereby promises to pay to the order of NEOSTAR MEDICAL TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to, along with each subsequent holder of this Note, as the "Holder") at ____________________________ or such other address as the Holder hereof may designate in writing, the principal sum of TWO MILLION FOUR HUNDRED SIXTY-ONE THOUSAND SEVENTEEN DOLLARS ($2,461,017.00). No interest shall be payable on the unpaid principal balance hereof or otherwise under this Note.

         Except as provided below upon the occurrence of an "Acceleration Event", the principal amount of this Note shall be payable in the following installment payments:

                  (i) $212,235.00 in twelve (12) consecutive monthly installments of $17,686.25 per month, payable on the last day of each month, commencing January 31, 1997 continuing through December 31, 1997;

                  (ii) $145,240.00 in twelve (12) consecutive monthly installments of $12,103.33 per month, payable on the last day of each month, commencing January 31, 1998 and continuing through December 31, 1998;

                  (iii) $253,200.00 in eighteen (18) consecutive monthly installments of $14,066.67 per month, payable on the last day of each month, commencing January 1, 1999 and continuing through June 30, 2000;

                  (iv)   $84,400.00 on July 31, 2000;

                  (v)    $60,753.00 on January 31, 2001;

                  (vi)   $121,506.00 on October 31, 2001;

                  (vii)  $86,841.50 on April 30, 2002;

                  (viii) $86,841.50 on October 31, 2002;

                  (ix)   $1,160,000.00 on April 30, 2003; and

                  (x)    $250,000.00 on October 31, 2003.

         In the event any "Acceleration Event" (as defined below) should occur, then the "Final Payoff Amount" (as defined below) shall be immediately due and payable in full on the date on which the Acceleration Event occurs. The Final Payoff Amount, when paid, shall be full and final payment of all sums due and payable under this Note. The term "Acceleration Event" shall mean: (i) a sale of Maker or Horizon Medical Products, Inc. ("Horizon") (through merger, sale of eighty percent (80%) or more of the outstanding stock of Maker or Horizon or sale of all or substantially all of the assets of Maker or Horizon; provided, however, that a sale of Maker to Horizon or a merger of Maker into Horizon shall not be an Acceleration Event), (ii) a sale of stock of Maker or Horizon to the public in an initial public offering, or (iii) the failure by Maker to pay any installment payment payable to Holder pursuant to the provisions in the preceding paragraph after Maker receives written notice of default from Holder and fails to pay the amount due within five (5) days after receiving notice of nonpayment, (iv) the filing of a petition by or against the Maker for relief under the Bankruptcy Code or under the bankruptcy, insolvency or any similar statute of the United States or any state thereof that is not dismissed within thirty (30) days after filing, (v) the making of any general assignment for the benefit of creditors by the Maker, (vi) the institution by the Maker of any type of insolvency proceeding or any proceeding for the liquidation or winding up of its affairs, (vii) the Maker shall apply for or consent to the appointment of a receiver, trustee or liquidator for the Maker or any of its assets, (viii) the authorization by the Maker for the dissolution of the Maker; (ix) default shall occur with respect to any material indebtedness of Maker for borrowed money if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to its stated maturity, (x) any material indebtedness of Maker for borrowed money shall not be paid when due subject to any applicable cure period, (xi) any default by Horizon under the Loan Agreement between Horizon and Sirrom Capital Corporation ("Sirrom") dated September 25, 1995 as the same may be amended, supplemented or modified from time to time, or (xii) any default by Horizon pursuant to the Secured Promissory Note dated September 25, 1995 of Horizon given to Sirrom which note is guaranteed by the Maker. The term "Final Payoff Amount" shall mean the remaining outstanding and unpaid amount due and payable under this Note at any time under the provisions of the preceding paragraph, with such amount then reduced to its present value as of the date on which the Acceleration Event occurs using an interest rate of ten percent (10%) in determining such present value. An illustration of the provisions in this paragraph is set forth in Schedule A attached hereto and incorporated herein by reference.

         If the Holder should employ attorneys or incur other expenses for the collection of amounts payable under this Note, the Maker shall pay the reasonable attorneys fees and such other expenses so incurred by the Holder of this Note.

         Time is of the essence of this Note.

         This Note is secured by a Security Agreement dated the date hereof covering certain Collateral (as defined therein).

         This Note is subject to prepayment by the Maker in full or in part at any time and from time to time without payment of penalty or premium. If Maker elects to prepay this Note in full, then Maker shall pay the Final Payoff Amount, calculated as of the date of such prepayment under the above provisions, as full and final payment of all sums due and payable under this Note.

         This Note is executed and delivered in payment of a portion of the Purchase Price payable under the terms of that certain Asset Purchase Agreement, dated as of October __, 1995 (the "Purchase Agreement"), by and among the Maker, as Purchaser, the Holder, as Seller, and other parties. Under the terms of
Section 3.3(a) of the Purchase Agreement, the amount payable under this Note is subject to an automatic reduction in the amount described in Section 3.3(a) and
Section 3.3(c), the provisions of which are incorporated herein by reference. If the amount payable under this Note is reduced pursuant to the provisions of
Section 3.3(a) and Section 3.3(b) of the Purchase Agreement, then the reduction shall be made in the monthly installment payments which commence January 31, 1997 and continue on the last day of each month thereafter until all reductions are made; provided, however, that if any reduction to the amount owed under this Note described in the next paragraph below in this Note is made prior to any reduction under this paragraph, then the reduction under this paragraph shall be made in the most immediate succeeding payments under this Note (until all such reductions are made) after such reduction is made under the next paragraph below. Any such reduction in amount shall not otherwise affect any of the terms and provisions of this Note.

         Under the terms of Section 3.3(b) of the Purchase Agreement, the amount payable under this Note is subject to an automatic reduction in the amounts described in Section 3.3(b), the provisions of which are incorporated herein by reference. If the amount payable under this Note is reduced pursuant to the provisions of Section 3.3(b) and Section 3.3(c) of the Purchase Agreement, then the reductions shall be made in the monthly installment payments which commence January 31, 1997 and continue on the last day of each month thereafter until all reductions are made; provided, however, that if the reduction to the amount owed under this Note described in the above paragraph is made prior to any reduction under this paragraph, then the reductions under this sentence shall be made in the most immediate succeeding payments under this Note (until all such reductions are made) after such reduction under the above paragraph.

         Pursuant to Section 8.4 of the Purchase Agreement, the amount owed under this Note is subject to offset in the amounts and manner described in
Section 8.4 and Schedule 8.4 to the Purchase Agreement. Any offset that is applied against the amount owed under this Note shall be applied against the payments that are most immediately due and payable under this Note at the time of the offset, taking into consideration any reductions in the amounts owed under this Note under the provisions of the two preceding paragraphs of this Note.

         The principal of this Note is payable in lawful money of the United States of America.

         The amount due and payable to Holder under this Note is subordinated to all indebtedness owed under the Loan Agreement dated September 25, 1995 to Sirrom Capital Corporation, which indebtedness has been guaranteed by Maker and is payable by Horizon. Other than such indebtedness, Maker will attempt to obtain priority for all indebtedness under this Note with respect to other indebtedness incurred by Maker for borrowed money from time to time until this Note is paid in full.

         Demand, presentment, dishonor, protest and notice of dishonor are hereby waived by the Maker. The Holder shall not be deemed to waive any of its rights or remedies under this Note unless such waiver is express, in writing and signed by the Holder. No delay or omission by the Holder in exercising any of its rights or remedies shall operate as a waiver of any such right or remedy. An express waiver of any right or remedy in writing and signed by the Holder on any one occasion shall not be, nor be construed as, a waiver of any other right or remedy then existing or existing on any other occasion.

         This Note shall be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Georgia. Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

         The word "Holder" as used herein shall include all transferees, successor and assigns of the Holder. This Note shall be freely assignable upon prior written notice to the Maker, and all rights of the Holder hereunder shall inure to the benefit of its transferees, successors and assigns. All obligations of the Maker shall bind its legal representatives, successors and assigns.

         IN WITNESS WHEREOF, the Maker has caused this Promissory Note to be executed in its corporate name and its corporate seal to be hereunder affixed, all by its duly authorized officers, the day and year first written above.

                                    HORIZON ACQUISITION CORP.


                                    By:
                                       -----------------------------------------
                                          Chief Executive Officer

                                    Attest:
                                           -------------------------------------
                                               Secretary

                                            [CORPORATE SEAL]

                                    Address:
                                    Seven North Parkway Square
                                    4200 Northside Parkway, NW
                                    Atlanta, Georgia  30327

                                                                       EXHIBIT C

                    NON-COMPETITION AND CONSULTING AGREEMENT
                                 Joseph D. Pike


         THIS AGREEMENT (this "Agreement") is made and entered into as of the ___ day of October, 1995 by and between HORIZON ACQUISITION CORP., a Georgia corporation ("Purchaser"), and JOSEPH D. PIKE, who resides at 6311 El Monte Video, Rancho Santa Fe, California 92067 ("Principal").

                                 R E C I T A L S

         WHEREAS, Principal is a shareholder of Neostar Holdings, Inc., which owns all of the outstanding stock of Neostar Medical Technologies, Inc., a Delaware corporation ("Neostar");

         WHEREAS, Neostar has, as of this date, sold and conveyed to Purchaser substantially all of the assets and business of Neostar, which engages in the business of manufacturing, selling and distributing catheter medical products (the "Business");

         WHEREAS, Purchaser intends to carry on the Business;

         WHEREAS, Principal, as a director of Neostar has been engaged in the Business and Principal has developed certain customer contacts, contracts and relationships with respect to the Business in the United States;

         WHEREAS, Principal has considerable knowledge relating to the Business, which knowledge has substantially aided Principal in the operation of the Business on Neostar's behalf;

         WHEREAS, Principal and Purchaser desire that Principal will be retained as an independent consultant as provided herein for the purpose of advising and assisting Purchaser with the Business; and

         WHEREAS, in connection with the sale of the Business to Purchaser, the parties hereto also have become parties to an Asset Purchase Agreement dated as of ___________________, 1995 (the "Asset Purchase Agreement"), which contemplates that the parties will enter into this Agreement which provides substantial payments to Principal.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in accordance with the Asset Purchase Agreement, the parties hereto agree as follows:

         1. Rights of Purchaser. Covenants contained herein are cumulative to the rights of Purchaser under the laws of the United States, the State of California and other states as applicable respecting its right to protect itself from the competition of Principal.

           2.     Covenants Not to Compete or Hire.

                  (a) Covenants. Principal agrees that, for the period commencing with the Closing Date (as defined in the Asset Purchase Agreement) and ending on October 31, 2002, he shall not engage in any of the following activities within the United States: (i) directly or indirectly engage or hold an interest in any business engaged in the sale and distribution of catheter products (the "Proscribed Business") or (ii) directly or indirectly have any interest in, own, manage, operate, control, direct, be connected with as a stockholder, joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in, any business engaged in the Proscribed Business, or (iii) hire any person employed or otherwise retained by, or solicit or encourage any person to leave the employ of, Purchaser. Nothing in this Section 2(a) shall prevent Principal from owning or holding as a shareholder less than five percent of the issued and outstanding shares of a publicly-held corporation.

                  (b) Injunctive Relief. The parties hereto agree that damages would be an inadequate remedy for Purchaser in the event of a breach or threatened breach of this Agreement and thus, in any such event, either with or without pursuing any potential damage remedies, Purchaser may immediately obtain and enforce an injunction prohibiting Principal from violating this Agreement from any court of law or equity.

           3. Consulting Services. Principal hereby agrees to provide consulting services to Purchaser with respect to the Business acquired from Neostar, and Purchaser hereby retains Principal to provide such services, as may be specified and agreed to from time to time during the term of this Agreement, as an independent contractor.

           4.     Payments.

                  (a) In consideration for Principal's compliance with the covenants set forth in Section 2 hereof, Purchaser shall pay to Principal the amount of Five Hundred Twenty One Thousand One Hundred Seventy Five and 96/100 ($521,175.96) which amount shall be payable in the installment payments set forth in Schedule A hereto, which is incorporated herein by reference.

                  (b) In consideration for Principal's consulting services hereunder, Purchaser shall pay to Principal the amount of One Hundred Seventy Three Thousand Seven Hundred Twenty Five and 32/100 Dollars ($173,725.32) which amount shall be payable in the installment payments set forth in Schedule A hereto, which is incorporated herein by reference.

                  (c) Under the terms of Section 3.3 of the Asset Purchase Agreement, the amounts payable under Sections 4(a) and 4(b) above are subject to reduction in the manner and amount provided for in such Section 3.3. Any such reduction shall be applied as described in such Section 3.3 to the most immediate installment payments due after such reduction.

                  (d) Under the terms of Section 8.4 of the Asset Purchase Agreement and Schedule 8.4 thereto, the amounts payable under Sections 4(a) and 4(b) above are subject to offset. Any such offset shall be applied as described in Schedule 8.4 to the most immediate installment payments due after such offset.

                  (e) The provisions of Section 4(c) and Section 4(d) hereof are intended by the parties to work in conjunction with, and not contrary to, each other. In the event there are reductions in indebtedness under Section 4(c) and offsets to indebtedness under Section 4(d), such reductions and offsets will not be duplicative but will reduce and offset different amounts of indebtedness in the order that the reductions and the offsets are made pursuant to Sections 3.3 and 8.4 in and Schedule 8.4 to the Asset Purchase Agreement.

                  (f) Upon termination of this Agreement under Section 10 below, the payments under Sections 4(a) and 4(b) above that are due and payable after such termination shall be abated and forfeited and shall not be payable.

                  (g) In the event any "Acceleration Event" (as defined below) should occur, then the "Final Payoff Amount" (as defined below) shall be due and payable in full on the date on which the Acceleration Event occurs. The Final Payoff Amount, when paid, shall be full and final payment of all sums due and payable under this Agreement. The term "Acceleration Event" shall mean (i) a sale of Purchaser or Horizon Medical Products, Inc. ("Horizon") (through merger, sale of eighty percent (80%) or more of the outstanding stock of Purchaser or Horizon or sale of all or substantially all of the assets of Purchaser or Horizon; provided, however, that a sale of Purchaser to Horizon or a merger of Purchaser into Horizon shall not be an Acceleration Event), (ii) a sale of stock of Purchaser or Horizon to the public in an initial public offering, or (iii) the failure by Purchaser to pay any installment payment payable to Principal pursuant to the provisions in Sections 4(a) and 4(b) above after Purchaser receives written notice of default from Principal and fails to pay the amount due within five (5) days after receiving notice of nonpayment, or (iv) any of the events described in the paragraphs (i) through (xii) on page 2 of the Secured Subordinated Note dated October ___, 1995, which paragraphs are incorporated herein by reference. The term "Final Payoff Amount" shall mean the remaining outstanding and unpaid amount due and payable under this Agreement at any time under the provisions of Sections 4(a) and 4(b) above, with such amount then reduced to its present value as of the date on which the Acceleration Event occurs using an interest rate of ten percent (10%) in determining such present value. An illustration of the provisions in this subsection is set forth in Schedule B attached hereto and incorporated herein by reference.

           The amounts under Sections 4(a) and 4(b) above that are unpaid at any time are subject to prepayment by Purchaser in full or in part at any time and from time to time without payment of penalty or premium. If Purchaser elects to prepay such amounts in full, then Purchaser shall pay the Final Payoff Amount, calculated as of the date of such prepayment under the above provisions, as full and final payment of all sums due and payable under this Agreement.

           5. Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 5, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

           6. Complete Agreement. This Agreement and the Asset Purchase Agreement contain the entire agreement between the parties hereto with respect to the matters described herein and therein, and supersede all previous oral and written discussions, agreements or understandings between the parties hereto regarding such matters.

           7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

           8. Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that this Agreement may be assigned by Purchaser, without the prior consent of Principal, (a) to any corporation or other entity or person controlling, controlled by or under common control with, Purchaser, or (b) to a Purchaser of substantially all of the assets of the Business from Purchaser.

           9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

           10. Termination. This Agreement shall terminate only if it is finally determined by a court of competent jurisdiction that Principal has violated or breached his obligations to Purchaser under this Agreement.

           11. Independent Contractor. It is expressly understood and agreed that in performing his obligations under this Agreement Principal shall act solely as an independent contractor and not as an employee of Purchaser and is not entitled to any employee benefits from Purchaser. Principal is not and shall not hold himself out to be an agent of Purchaser for any purpose whatsoever, and Principal shall not create any obligations for Purchaser or bind or attempt to bind Purchaser in any manner whatsoever.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                    HORIZON ACQUISITION CORP.


                                    By
                                      -----------------------------------------

                                    PRINCIPAL:


                                    -------------------------------------------
                                    Joseph D. Pike

                                                                       EXHIBIT D

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT is made this ____ day of October, 1995 by and among David A. Souerwine ("Employee"), and Horizon Medical Acquisition Corp., a Georgia corporation ("Purchaser");

         WHEREAS, pursuant to the Asset Purchase Agreement dated as of October ____, 1995 (the "Asset Purchase Agreement"), Purchaser has acquired substantially all of the assets and business of Neostar Medical Technologies, Inc. ("Neostar"), which had previously employed Employee as an officer of Neostar;

         WHEREAS, all the parties hereto intend and agree that this Agreement will replace and supersede any agreements or other arrangements with respect to the employment of Employee by Purchaser;

         WHEREAS, Employee will have access to confidential information, trade secrets and other confidential and proprietary information of Purchaser; and

         WHEREAS, this Agreement is executed in connection with and as a condition precedent of the Asset Purchase Agreement;

         NOW, THEREFORE, in consideration of these recitals and mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Employment.

         1.1. Duties. Purchaser shall employ Employee upon the terms and conditions set forth in this Agreement. Employee shall have the duties which may be assigned to Employee from time to time by the Chief Executive Officer or the President of Purchaser, including without limitation the following:

                  (a) Employee will supervise Purchaser's manufacturing operations in the Purchaser's facility at 100 Ross Road, King of Prussia, Pennsylvania (the "Operations Facility") until the manufacturing operations are moved to Purchaser's new manufacturing facility in Georgia.

                  (b) Employee will supervise Purchaser's move of the manufacturing operations from the Operations Facility to Purchaser's new manufacturing facility in Georgia.

                  (c) After the move of such manufacturing operations into Purchaser's new manufacturing facility in Georgia, Employee will be responsible for staffing such manufacturing facility and for supervising and being responsible for such manufacturing facility's becoming operational and producing, to Purchaser's reasonable satisfaction, all products (except for dual lumen fistula needles which have previously been discontinued by Neostar) that Neostar was manufacturing at the Operations Facility during the year prior to the date of this Agreement.

                  (d) Employee will be responsible for assisting Purchaser in locating and hiring an executive responsible for the Georgia facility.

         1.2. Best Efforts. Employee agrees to devote his best efforts and substantially his full time and attention to the performance of his duties under this Agreement and to perform such duties in an efficient, trustworthy and businesslike manner. Employee agrees that he will not, directly or indirectly, engage or participate in, or become employed by or render advising or consulting services or other services in connection with any business activity other than that of Purchaser, without the prior written consent of Purchaser.

         1.3. Duty to Act in the Best Interest of Purchaser. Employee shall not act in any manner, directly or indirectly, which may damage the business of Purchaser or which would adversely affect the good will, reputation or business relations of Purchaser with its customers, the public generally or with any other of its employees.

         2.   Term of Employment.

         2.1. Term. The term of Employee's employment with Purchaser shall commence as of October ___, 1995 (the "Effective Date") and shall continue for a period of one year from the Effective Date. Following such initial term, this Agreement will be automatically renewed for successive periods of six months unless any party gives thirty (30) days written notice of his or its intention not to renew.

         2.2. Termination for Cause. Purchaser shall have the right to terminate Employee's employment hereunder for the following causes (a "Termination for Cause"):

                  (a) Conviction of Employee for, or entry of a plea of guilty or nolo contendere by Employee with respect to any felony or any crime involving an act of moral turpitude;

                  (b) Commission by Employee of any fact of fraud or dishonesty affecting Purchaser;

                  (c) Conduct which is materially detrimental to the reputation, good will or business operations of Purchaser;

                  (d) Willful neglect or breach by Employee of his duties or intentional misconduct by Employee in discharging such duties;

                  (e) Employee's continued absence from his duties without the consent of the Chief Executive Officer or the President of Purchaser after receipt of written notification from Purchaser; or

                  (f) Employee's breach of the restrictive covenants set forth in Section 5 of this Agreement;

                  (g) The failure of Purchaser to receive the monthly payments, when due, under Section 3.3(a) (v) of the Asset Purchase Agreement;

provided, however, that termination of Employee for any act or omission described in subparagraphs (b) through (g) above shall not constitute a valid Termination for Cause unless Employee shall have received written notice from the President or the Chief Executive Officer of Purchaser stating the nature of the conduct forming the basis for termination and affording Employee ten (10) days to correct the act or omission described. Unless Employee cures such act or omission to the satisfaction of Purchaser, such Termination for Cause shall be effective immediately upon expiration of such ten day period. Upon the effectiveness of any Termination for Cause by Purchaser, payment of all compensation to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through the date of such Termination for Cause).

         2.3. Termination Due to Disability or Death. If Employee is unable to perform his duties under this Agreement by reason of physical or mental disability or if Employee should die during the term of this Agreement, this Agreement shall terminate and all payments to Employee under this Agreement shall cease immediately (except for any such payments accrued but unpaid through the date of disability or death).

         2.4. Termination Without Cause. On or before June 30, 1996, Purchaser may terminate Employee's employment without cause by giving Employee written notice three (3) months prior to the effective date of such termination.

         3.   Compensation.

         3.1. Compensation. Subject to the provisions of this Agreement, during the term of this Agreement, Purchaser shall pay to Employee compensation of $14,000 per month until termination or until such compensation terms are modified by mutual written agreement between Employee and Purchaser.

         3.2. Reimbursement of Business Expenses. During the term of this Agreement, Purchaser will reimburse Employee for all ordinary and necessary business expenses incurred by him in connection with the performance of his duties under this Agreement, subject to the policies and procedures of Purchaser for reimbursement of business expenses and upon submission by Employee to Purchaser of vouchers itemizing such expenses in a form satisfactory to Purchaser, properly identifying the nature and business purpose of any such expenditures.

         3.3. Benefits. During the term of this Agreement, Employee will be entitled to such benefits as may be given from time to time to other similarly-situated employees of Purchaser as determined from time to time by Purchaser and will include health coverage for Employee at the sole cost of Purchaser. Employee will be entitled to twenty (20) days of vacation in each calendar year (prorated for partial years), provided that any vacation days not taken in any calendar year shall not be carried over to the next.

         4.   Property of Purchaser.

         Employee hereby grants and assigns to Purchaser (without additional compensation) his entire right, title and interest under applicable laws in and to all inventions, patents, patent applications, research, information, customer lists, all other technical and research data, made, conceived, developed and/or acquired by him solely or jointly with others during the period of his employment by Purchaser, but only to the extent the foregoing pertains to the business of Purchaser.

          5.  Covenants of Nondisclosure, Nonsolicitation and NonCompetition.

         5.1. Nondisclosure. Employee shall not, and Employee shall use his best efforts to insure that any persons over which Employee has control do not, at any time during or after termination of Employee's employment relationship with Purchaser, directly or indirectly, use any Purchaser or Horizon proprietary, confidential information for any purpose not associated with Purchaser or Horizon's activities, or disseminate or disclose any such information to any person or entity not affiliated with Purchaser or Horizon. Such Purchaser or Horizon proprietary, confidential information includes, without limitation, sales methods, prospecting methods, customer lists, computer technology, programs and data, financial information and trade secrets of Purchaser or Horizon regardless of the form thereof. Employee will take all reasonably necessary and appropriate steps to insure that the confidentiality of Purchaser and Horizon proprietary, confidential information shall be maintained. To the extent that any of such proprietary, confidential information is not a trade secret, then Employee's obligations hereunder shall continue for a period of two years after the termination of his employment with Purchaser for any reason.

         5.2. Nonsolicitation. For a period of two (2) years after the termination of Employee's employment with Purchaser for any reason, Employee will not solicit, service or in any way or to any degree handle any business similar to that performed by Employee for Purchaser, for any person, firm or entity which is a customer or actively marketed prospect of Purchaser or Horizon or which becomes a customer or actively marketed prospect of Purchaser or Horizon during the term of Employee's employment, where such customer or prospect has been contacted by Employee during the course of his employment with Purchaser.

         For a period of two (2) years after the termination of Employee's employment with Purchaser for any reason, Employee will not solicit, take away, hire, employ or endeavor to employ any of the employees of Purchaser or Horizon.

         5.3. NonCompetition. Employee agrees that, while employed by Purchaser and for a period of three (3) years after the termination of Employee's employment with Purchaser for any reason, Employee shall not engage in any of the following activities within the State of Georgia or within any other state in which Horizon has a sales representative or distributor as of the date of this Agreement (such states being described on Schedule A hereto): (i) directly or indirectly engage or hold an interest in any business engaged in the sale and distribution of catheter products (the "Prescribed Business") or (ii) directly or indirectly have any interest in, own, manage, operate, control, direct, be connected with as a stockholder, joint venturer, officer, director, partner, employee or consultant or otherwise engage or invest or participate in, any business engaged in the Prescribed Business. Nothing in this Section 5.3 shall prevent Employee from owning or holding as a shareholder less than five percent (5%) of the issued and outstanding shares of a publicly-held corporation.

         Employee further agrees that, during his employment with Purchaser, he shall use his best efforts to preserve the business and the organization of Purchaser, to keep available to Purchaser the services of its employees and to preserve for Purchaser its and his favorable business relationships with suppliers, customers and others with whom Purchaser and Employee have business relationships.

         5.4. Remedies. In view of the services which Employee will perform for Purchaser, which are special, unique, extraordinary and intellectual in character, which place him in a position of confidence and trust with respect to suppliers, customers and employees of Purchaser and Horizon and which provide him with access to confidential information, trade secrets, know-how and other confidential and proprietary information of Purchaser and Horizon, in view of the geographic scope and nature of the business in which Purchaser and Horizon are engaged and recognizing the value of this Agreement to him, Employee expressly acknowledges that the restrictive covenants set forth in this Agreement, including without limitation the geographic scope of such covenants, are necessary in order to protect and maintain the proprietary interest and other legitimate business interests of Purchaser and Horizon and that the enforcement of such restrictive covenants will not prevent him from earning a livelihood. Employee also acknowledges that the scope of the operations of Purchaser and Horizon are such that it is reasonable that the restrictions set forth in this Agreement are not more limited as to geographic area than is set forth herein. Employee further acknowledges that the remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, that Purchaser and Horizon shall, in addition to all other available remedies (including without limitation, seeking such damages as they may have sustained by reason of such breach), be entitled to injunctive and any other appropriate form of equitable relief.

         6.   Miscellaneous.

         6.1. Assignment and Successors. Purchaser may assign its rights and obligations under this Agreement to any other corporation or other entity which controls, is controlled by, or is under common control with, Purchaser, without Employee's consent. Further, if Purchaser sells all or substantially all of the assets of Purchaser, the rights and obligations of Purchaser under this Agreement may be assigned without Employee's consent. In all other circumstances, the rights and obligations of Purchaser under this Agreement may be signed with Employee's consent (which shall not be unreasonably withheld) and shall inure to the benefit of and be binding upon the successors and assigns of Purchaser. Employee's obligations to provide services hereunder may not be assigned or assumed by any other person or entity.

         6.2. Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall only be deemed to be duly given if in accordance with the terms of Section 11.4 of the Asset Purchase Agreement, to Purchaser at Seven North Parkway Square, 4200 Northside Parkway, N.W., Atlanta, Georgia 30327 and to Employee at his address as shown in Purchaser's records.

         6.3. Severability. If any provision or portion of this Agreement shall become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court should deem any covenant herein to be invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

         6.4. Integration, Amendment and Waiver. This Agreement constitutes the entire agreement among the parties hereto, superseding all prior arrangements and agreements, and may be modified, amended or waived only by written instrument signed by all the parties hereto.

         6.5. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Georgia applicable to contracts executed and wholly performed within such state; provided, however, that the provisions of Section 5 hereunder shall be governed by the laws of the state in which Employee resides at the time Purchaser or Horizon enforces such provisions. The term "Horizon" used herein shall mean Horizon Medical Products, Inc.

         6.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         6.7. Nonwaiver of Rights and Breaches. No failure or delay of any party herein in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. Waiver by a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    HORIZON ACQUISITION CORP.


                                    By:
                                       ------------------------------------
                                              Chief Executive Officer



                                    ---------------------------------------
                                    DAVID A. SOUERWINE

                                                                       EXHIBIT F

                      FORM OF OPINIONS OF SELLER'S COUNSEL


         1. The Company was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Delaware.

         2. Company has the corporate power to execute and deliver the Asset Purchase Agreement and the other ["closing documents"], to perform its obligations thereunder, to own and use the Transferred Assets and to conduct the Business.

         3. Company has duly authorized the execution and delivery of the Asset Purchase Agreement and the closing documents and all performance by the Company thereunder and has duly executed and delivered the Asset Purchase Agreement and the closing documents.

         4. The execution and delivery by the Company of the Asset Purchase Agreement and the closing documents do not, and if the Company were now to perform its obligations under the Asset Purchase Agreement and the closing documents such performance would not, result in any:

                  (a) Violation of the Company's Certificate of Incorporation or by-laws, as amended;

                  (b) Violation of any existing federal or Delaware Constitution or statute to which the Company is subject or violation, to our knowledge, of any existing order or regulation of any court or governmental agency to which the Company or the Transferred Assets are subject;

                  (c) Breach of or default, to our knowledge, under any material written agreements to which the Company is a party or by which, to our knowledge, the Company or its properties are bound;

                  (d) Violation of any judicial or administrative decree, writ, judgment or order to which, to our knowledge, the Company or the Transferred Assets are subject; or

                  (e) Creation or imposition of a contractual lien or security interest in, on or against the Transferred Assets under any material written agreements to which, to our knowledge, the Company is a party or which, to our knowledge, the Company or the Transferred Assets are bound.

         5. The Asset Purchase Agreement and the closing documents are enforceable against the Company; provided, however, that the enforceability of the Asset Purchase Agreement and the closing documents are subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar federal and state laws affecting the rights and remedies of creditors generally and (ii) general principles of equity limiting the availability of equitable remedies (including but not limited to the remedy of specific performance), whether considered in a proceeding at law or in equity.

         6. No consent, approval, authorization or other action by, or filing with, any governmental authority of the United States or the State of Delaware is required for Company's execution and delivery of the Asset Purchase Agreement and the closing documents and the consummation of the sale that is reflected in the Asset Purchase Agreement and the closing documents.

         7. The Company has transferred to Purchaser all of Company's right, title and interest in and to the Transferred Assets.

         Based upon the limitations and qualifications set forth above, we confirm to you that, to our knowledge, no litigation or other proceeding against the Company or any of its properties is pending or overtly threatened by written or oral communication to the Company.

                                                                       EXHIBIT G

                     FORM OF OPINIONS OF PURCHASER'S COUNSEL


         1. The Company was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

         2. Company has the corporate power to execute and deliver the Asset Purchase Agreement and the other ["closing documents"], to perform its obligations thereunder, to own and use the Transferred Assets and to conduct the Business.

         3. Company has duly authorized the execution and delivery of the Asset Purchase Agreement and the closing documents and all performance by the Company thereunder and has duly executed and delivered the Asset Purchase Agreement and the closing documents.

         4. The execution and delivery by the Company of the Asset Purchase Agreement and the closing documents do not, and if the Company were now to perform its obligations under the Asset Purchase Agreement and the closing documents such performance would not, result in any:

                  (a) Violation of the Company's Certificate of Incorporation or by-laws, as amended;

                  (b) Violation of any existing federal or Georgia Constitution or statute to which the Company is subject or violation, to our knowledge, of any existing order or regulation of any court or governmental agency to which the Company or the Transferred Assets are subject;

                  (c) Breach of or default, to our knowledge, under any material written agreements to which the Company is a party or by which, to our knowledge, the Company or its properties are bound; or

                  (d) Violation of any judicial or administrative decree, writ, judgment or order to which, to our knowledge, the Company or the Transferred Assets are subject.

         5. The Asset Purchase Agreement and the closing documents are enforceable against the Company; provided, however, that the enforceability of the Asset Purchase Agreement and the closing documents are subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar federal and state laws affecting the rights and remedies of creditors generally and (ii) general principles of equity limiting the availability of equitable remedies (including but not limited to the remedy of specific performance), whether considered in a proceeding at law or in equity.

         6. No consent, approval, authorization or other action by, or filing with, any governmental authority of the United States or the State of Georgia is required for Company's execution and delivery of the Asset Purchase Agreement and the closing documents and the consummation of the sale that is reflected in the Asset Purchase Agreement and the closing documents.

         Based upon the limitations and qualifications set forth above, we confirm to you that, to our knowledge, no litigation or other proceeding against the Company or any of its properties is pending or overtly threatened by written or oral communication to the Company.



                                      - 2 -